Exhibit 99.2

Eton Pharmaceuticals Prices Underwritten Public Offering of Common Stock

DEER PARK, IL., October 14, 2020 (GLOBE NEWSWIRE) — Eton Pharmaceuticals, Inc (Nasdaq: ETON), a specialty pharmaceutical company focused on developing and commercializing innovative treatments for rare pediatric diseases, today announced the pricing of an underwritten public offering of 2,800,000 shares of its common stock at a price to the public of $7.00 per share, for gross proceeds of $19.6 million. The Company has also granted the underwriters a 45-day option to purchase, at the same price per share as the underwriters paid for the initial shares, an additional 420,000 shares to cover over-allotments in connection with the offering, which if exercised in full would increase the gross proceeds to $22.5 million.

The offering is expected to close on or about October 16, 2020, subject to customary closing conditions.

Eton Pharmaceuticals intends to use the net proceeds from the offering primarily for general corporate purposes, which may include research and development activities, capital expenditures, selling, general and administrative costs, and to meet working capital needs.

National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (NASDAQ: NHLD), is acting as the sole book-running manager of the offering. The Liquid Venture Partners group at National Securities is responsible for sourcing and executing the offering.

The shares described above are being offered by Eton Pharmaceuticals pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). A preliminary prospectus supplement relating to the offering has been filed with the SEC and a final prospectus supplement will be filed with the SEC. The final prospectus supplement will be available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus supplement relating to this offering may be obtained, when available, from National Securities Corporation, Attn: Charles Wanyama, ECM -Syndicate, 200 Vesey Street, 25th Floor New York, NY 10281, email: cwanyama@yournational.com, telephone: (212)-417-3634.

About Eton Pharmaceuticals

Eton Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing innovative treatments for rare pediatric diseases. The company currently owns or receives royalties from three FDA-approved approved products, including ALKINDI® SPRINKLE, Biorphen®, and Alaway Preservative Free®, and has six additional products in its late-stage pipeline, including five that have been submitted to the FDA.

Safe Harbor

This press release contains forward-looking statements regarding the expected closing of the public offering and the intended use of proceeds from the offering. The offering is subject to customary closing conditions and there can be no assurance as to whether or when the offering will be completed. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed in the section “Risk Factors” included in the preliminary prospectus supplement filed with the SEC on October 13, 2020. Eton Pharmaceuticals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Company Contact:

David Krempa

dkrempa@etonpharma.com

612-387-3740